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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    Beall        Pamela     K. M.             Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)              NationsRent, Inc.                   (Month/Day/Year)
     (Last)     (First)     (Middle)             8/6/98                  ----------------------------------
  450 East Las Olas Blvd., Suite 1400      ----------------------------  5. Relationship of Reporting        -----------------------
----------------------------------------   3. IRS Identification            Person to Issuer                 7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
    Ft. Lauderdale, FL 33301                  Person, if an Entity             Director          10% Owner      applicable line)
----------------------------------------      (Voluntary)                -----            -----                X    Form filed by
      (City)      (State)      (Zip)       ----------------------------    X   Officer           Other       -----  One Reporting
                                                                         ----- (give      -----  (specify           Person
                                                                               title below)      below)             Form filed by
                                                                         Vice President, Secretary and       -----  More than One
                                                                         ----------------------------------         Reporting Person
                                                                          Treasurer
                                                                         ----------------------------------
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 4)
                                                                                 (Instr. 5)
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    Common Stock                                 92,730 shs.                       (D)                          -N/A-
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*If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                   (Print or Type Responses)


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect
                                 Exercis-  tion             Title        Number                     (I)
                                 able      Date                          of Shares                  (Instr.
                                                                                                    5)
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  Options                         (1)     3/19/08       Common Stock    117,505 shs.   $6.38/sh.      (D)              -N/A-
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Explanation of Responses: (1) These options were granted on 3/19/98 and vest in four equal annual installments beginning on 3/19/99.


                                                                                  /s/ Pamela K. M. Beall               8/6/98
**Intentional misstatements or omissions of facts constitute Federal Criminal   -------------------------------   ------------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        **Signature of Reporting Person          Date
                                                                                      Pamela K. M. Beall
Note. File three copies of this form, one of which must be manually signed.                                                Page 2
  If space provided is insufficient, See Instruction 6 for procedure.

                                                     (Print or Type Responses)